                                                                   EXHIBIT 99.1

PRESS RELEASE



       FOR MORE INFORMATION CONTACT: Sam Fuller, CFO, or Stacey H. Dwyer, EVP
       ADDRESS: 1901 Ascension Boulevard, Suite 100, Arlington, Texas  76006
       PHONE:   817-856-8200
       DATE:    February 21, 2002                     FOR IMMEDIATE RELEASE


                   D.R. HORTON/SCHULER HOMES MERGER COMPLETED

         ARLINGTON, TEXAS -- D.R. Horton, Inc. (NYSE: DHI) and Schuler Homes, Inc. (NASDAQ: SHLR) Thursday, February 21, 2002 announced that the stockholders of D.R. Horton and Schuler approved the merger of Schuler into D.R. Horton and the merger became effective. Under the terms of the merger agreement, based on the average closing price of D.R. Horton common stock of $36.766 for the 15 consecutive trading days ended, and including, February 15, 2002, Schuler stockholders who did not elect to receive the merger consideration in all cash or all stock will receive the base merger consideration consisting of a combination of $4.09 in cash and 0.487 shares of D.R. Horton common stock for each share of Schuler common stock. Schuler stockholders who elected to receive the merger consideration in all stock will receive 0.598 shares of D.R. Horton common stock in exchange for each share of Schuler common stock. Since both the total amount of cash and the total number of shares of D.R. Horton common stock were fixed, the merger consideration payable to Schuler stockholders who elected to receive all cash was prorated. As a result of proration, such Schuler stockholders who elected to receive the merger consideration in all cash will receive $10.523 in cash and 0.312 shares of D.R. Horton common stock for each share of Schuler common stock. The aggregate merger consideration paid by D.R. Horton consisted of approximately 20,083,000 shares of D.R. Horton common stock and $168,668,000 in cash. In addition, D.R. Horton assumed approximately $731,000,000 in Schuler debt in the merger. The cash portion of the merger consideration was funded through existing cash and borrowing under D.R. Horton's revolving credit facility.

         As a result of the merger, former Schuler employees will receive options to purchase approximately 533,000 shares of D.R. Horton common stock to replace their Schuler stock options. The terms of the replacement options will be substantially comparable to the replaced Schuler options.

         Exchange instructions and letters of transmittal will be mailed shortly to all Schuler stockholders who did not make an election to receive all D.R. Horton common stock or all cash.

         Donald R. Horton, Chairman of the Board of D.R. Horton, said: "We are proud to welcome Jim Schuler and all the members of the Schuler family of builders to the D.R. Horton family. Since we announced the merger in October, D.R. Horton and Schuler have been laying a foundation for the integration of the companies. Both companies have a history of successfully integrating acquisitions, and we expect the combination to proceed smoothly as we work toward our goal of becoming the largest and most profitable builder in the United States. Schuler strengthens D.R. Horton's current market position while expanding its geographic presence and product offerings in key Western markets. We believe the combined companies will be the "bellwether" of the homebuilding industry.

         Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes under the D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Mareli, Milburn, Regency, SGS Communities, Torrey and Trimark names in 20 states and 38 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its subsidiaries CH Mortgage, DRH Title Company, Principal Title, Travis Title Company, Metro Title Company, Century Title Company and Custom Title Company.

         Schuler designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level, first-time and, to a lesser extent, second-time move-up buyers in western suburban markets. Prior to the merger, Schuler was one of the top fifteen homebuilders in the country and was among the top five homebuilders in California, Colorado, Hawaii, Washington and Oregon with a growing presence in Arizona. D.R. Horton currently intends to operate the business of Schuler as a separate region of D.R. Horton and to build and sell homes under the Schuler Homes, Melody Homes, Western Pacific Housing and Stafford Homes names.

         Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton and Schuler believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton and Schuler on the date this release was issued. Neither D.R. Horton nor Schuler undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; the combined companies' substantial leverage; competitive conditions within the industry; the availability of capital and the combined companies' ability to integrate their operations, successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect their other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton's and Schuler's annual reports on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the SEC.